As filed with the Securities and Exchange Commission on May 11, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HAWAIIAN ELECTRIC INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Hawaii (State or other jurisdiction of incorporation or organization)	99-0208097 (I.R.S. Employer Identification No.)

900 Richards Street Honolulu, Hawaii (Address of Principal Executive Offices)	96813 (Zip Code)

HAWAIIAN ELECTRIC INDUSTRIES, INC. 2011 NONEMPLOYEE DIRECTOR STOCK PLAN

(Full title of the plan)

James A. Ajello

Executive Vice President, Chief Financial Officer and Treasurer

900 Richards Street, Honolulu, Hawaii 96813

(Name and address of agent for service)

(808) 543-5662

(Telephone number, including area code, of agent for service)

Copies of communications to:

David J. Reber, Esq.

Goodsill Anderson Quinn & Stifel LLP

P. O. Box 3196

Honolulu, Hawaii  96801

(808) 547-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock (without par value)	300,000	$25.97	$7,791,000	$904.54

(1)       The maximum number of securities purported to be registered by this registration statement is subject to adjustment in accordance with certain anti-dilution and other provisions of the Hawaiian Electric Industries, Inc. 2011 Nonemployee Director Stock Plan.  Accordingly, pursuant to Rule 416 under the Securities Act of 1933, this registration statement covers, in addition to the number of shares stated above, an indeterminate number of additional shares which may be subject to grant or otherwise issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction without the receipt of consideration which results in a change in the number of the Company’s outstanding shares of common stock.

(2)       Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low sale prices of the registrant’s Common Stock (without par value) on the New York Stock Exchange on May 9, 2011.

EXPLANATORY NOTE

The 300,000 shares of Common Stock (without par value) of Hawaiian Electric Industries, Inc. (“HEI” or the “Company”) being registered pursuant to this registration statement are reserved and designated exclusively for issuance under the HEI 2011 Nonemployee Director Stock Plan (the “Plan”) for the benefit of eligible directors of the Company and its subsidiaries.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.*

Item 2.  Registrant Information and Plan Annual Information.*

*              The document(s) containing information specified in Part I of the registration statement will be sent or given, without charge, to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”).  These documents are not required to be filed with the Commission and are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, along with the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, constitute a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated by reference in this registration statement:

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

(b)           The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;

(c)           The Company’s Current Reports on Form 8-K filed on January 11, 2011, January 14, 2011, January 21, 2011, February 14, 2011, March 4, 2011, March 7, 2011, March 14, 2011, March 28, 2011, April 1, 2011, April 11, 2011 and May 11, 2011 (other than the portions of those documents furnished or otherwise not deemed to be filed); and

(d)           The description of the Company’s Common Stock contained in the registration statement for such common stock filed under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and in past and future amendments thereto and in those portions of periodic reports filed under the Exchange Act for the purpose of updating such description, as such description was most recently updated in the Current Report on Form 8-K filed on May 6, 2009.

All reports or other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, other than portions of those reports or documents that are furnished or otherwise not deemed filed, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing thereof.  Any statement contained herein or in a report or other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Amended and Restated Articles of Incorporation of HEI provide that HEI will indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person is a party or is threatened to be made a party by reason of being or having been a director, officer, employee or agent of HEI, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of HEI, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  With respect to an action brought by or in the right of HEI in which such person is adjudged to be liable for negligence or misconduct in the performance of that person’s duty to HEI, indemnification may be made only to the extent deemed fair and reasonable in view of all the circumstances of the case by the court in which the action was brought or any other court having jurisdiction.  The indemnification provisions in the Amended and Restated Articles of Incorporation were authorized at the time of their adoption by the applicable provisions of the Hawaii Revised Statutes, and substantially similar authorizing provisions are currently set forth in Section 414-242 of the Hawaii Revised Statutes.

At HEI’s annual meeting of stockholders held on April 18, 1989, the stockholders adopted a proposal authorizing HEI to enter into written indemnity agreements with its officers and directors.  Pursuant to such authority, HEI has entered into agreements of indemnity with certain of its officers and directors.  The agreements provide for mandatory indemnification of officers and directors to the fullest extent authorized or permitted by law, which could, among other things, protect officers and directors from certain liabilities under the Securities Act.  Indemnification under the agreements may be provided without a prior determination that an officer or director acted in good faith or in the best interests of HEI, and without prior court approval of indemnification of an officer or director adjudicated liable in a shareholders’ derivative action.  The agreements provide for indemnification against expenses (including attorneys’ fees), judgments, fines and settlement amounts in connection with any action by or in the right of HEI.

The Amended and Restated Articles of Incorporation of HEI further provide that the personal liability of directors of HEI shall be eliminated to the fullest extent permissible under Hawaii law, including under Section 414-222 of the Hawaii Revised Statutes.  Such Section 414-222 permits a corporation to eliminate the personal liability of directors by such a provision in a corporation’s articles of incorporation, except for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the corporation, (iii) liability for an unlawful dividend or distribution or (iv) an intentional violation of criminal law.

The Plan provides that decisions made by the Administrator of the Plan, which is either the compensation committee or a subcommittee thereof or other committee appointed from time to time by the board of directors (the “Committee”), are final, conclusive and binding.  The Plan further provides that no representatives, employees, agents of the Company or any Participating Company, nor any member of the board of directors of the Company or the Committee or designee thereof, will be liable for any damages resulting from any action or determination made by the board of directors or the Committee with respect to the Plan or any transaction arising under the Plan or any omission in connection with the Plan in the absence of willful misconduct or gross negligence.

Under a directors’ and officers’ liability insurance policy, directors and officers of HEI are insured against certain liabilities, including certain liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, HEI has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits designated by an (*) are filed herein.  The exhibits not so designated are incorporated by reference to the indicated filing.

4.1           HEI’s Amended and Restated Articles of Incorporation (filed as HEI Exhibit 3(i) to Current Report on Form 8-K filed on May 6, 2009, File No. 1-8503).

4.2           HEI’s Amended and Restated Bylaws (filed as HEI Exhibit 3(ii) to Current Report on Form 8-K filed on May 11, 2011, File No. 1-8503).

4.3           Hawaiian Electric Industries, Inc. 2011 Nonemployee Director Stock Plan (included as Exhibit A to Proxy Statement for HEI 2011 Annual Meeting of Shareholders filed on March 21, 2011 on Form DEF 14A).

*5            Opinion of Goodsill Anderson Quinn & Stifel LLP regarding legality of the securities being registered (including consent).

*23.1       Consent of PricewaterhouseCoopers LLP.

*23.2       Consent of KPMG LLP.

*23.3       Consent of Goodsill Anderson Quinn & Stifel LLP (included in Exhibit 5).

*24          Power of Attorney.

Item 9.  Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on this 11th day of May, 2011.

HAWAIIAN ELECTRIC INDUSTRIES, INC.

By	/s/ James A. Ajello
James A. Ajello
Executive Vice President,
Chief Financial Officer and Treasurer
(Principal Financial Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ CONSTANCE H. LAU*	President, Chief Executive Officer and	May 11, 2011
Constance H. Lau	Director
(Principal Executive Officer)

/s/ JAMES A. AJELLO*	Executive Vice President,	May 11, 2011
James A. Ajello	Chief Financial Officer and Treasurer
(Principal Financial Officer)

/s/ DAVID M. KOSTECKI*	Vice President-Finance,	May 11, 2011
David M. Kostecki	Controller and Chief Accounting Officer
(Principal Accounting Officer)

/s/ JEFFREY N. WATANABE*	Chairman of the Board and	May 11, 2011
Jeffrey N. Watanabe	Director

/s/ THOMAS B. FARGO*	Director	May 11, 2011
Thomas B. Fargo

/s/ PEGGY Y. FOWLER*	Director	May 11, 2011
Peggy Y. Fowler

/s/ A. MAURICE MYERS*	Director	May 11, 2011
A. Maurice Myers

/s/ KEITH P. RUSSELL*	Director	May 11, 2011
Keith P. Russell

/s/ JAMES K. SCOTT*	Director	May 11, 2011
James K. Scott

/s/ KELVIN H. TAKETA*	Director	May 11, 2011
Kelvin H. Taketa

/s/ BARRY K. TANIGUCHI*	Director	May 11, 2011
Barry K. Taniguchi

*By /s/ JAMES A. AJELLO
James A. Ajello For himself and as Attorney-in-Fact for the above mentioned officers and directors

Exhibit Index

The exhibits designated by an (*) are filed herein.  The exhibits not so designated are incorporated by reference to the indicated filing.

Exhibit
Number	Description

4.1	HEI’s Amended and Restated Articles of Incorporation (filed as HEI Exhibit 3(i) to Current Report on Form 8-K filed on May 6, 2009, File No. 1-8503).

4.2	HEI’s Amended and Restated Bylaws (filed as HEI Exhibit 3(ii) to Current Report on Form 8-K filed on May 11, 2011, File No. 1-8503).

4.3	Hawaiian Electric Industries, Inc. 2011 Nonemployee Director Stock Plan (included as Exhibit A to Proxy Statement for HEI 2011 Annual Meeting of Shareholders filed on March 21, 2011 on Form DEF 14A).

*5	Opinion of Goodsill Anderson Quinn & Stifel LLP regarding legality of the securities being registered (including consent).

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of KPMG LLP.

*23.3	Consent of Goodsill Anderson Quinn & Stifel LLP (included in Exhibit 5).

*24	Power of Attorney.